                                                                          Exhibit 12

                                    Union Carbide Corporation and Subsidiaries
                                 Computation of Ratio of Earnings to Fixed Charges
                                       (Millions of dollars, except ratios)

                                                                         Year Ended
                                                        1998       1997     1996     1995     1994
Fixed Charges:
     Interest expensed                                   114         79       76       89       80
     Interest capitalized                                 43         51       45       30       12
     Amortized premiums/discounts
       related to indebtedness                             -          -        -        -        -
     Amortized capitalized expenses
       related to indebtedness                             -          -        -        -        -
     Estimate of the interest within rental expense       19         18       18       22       22
     Preference security dividend requirements
       of consolidated subsidiaries                        -         35        -        -        -
     Charges arising from guarantees of equity
       investees                                          67         58       13        -        -
Total Fixed Charges                                      243        241      152      141      114


Earnings
     Pre-tax income from continuing operations           689        966      845    1,259      471
     Less:
       Partnership income                                 33        133      144      152       98
     Sub-total                                           656        833      701    1,107      373
     Add:
       Fixed charges                                     243        241      152      141      114
       Amortization of capitalized interest               17         14       12       11       10
       Distributed income of equity investees            123        126      141       97      128
       UCC's share of pre-tax losses of equity
         investees for which charges arising from
         guarantees are included in fixed charges        (62)       (43)     (22)       -        -
     Less:
       Interest capitalized                               43         51       45       30       12
       Preference security dividend requirements
         of consolidated subsidiaries                      -         35        -        -        -
       Minority interest in pre-tax income of
         subsidiaries that have not incurred
         fixed charges                                     -          -        -        -        -
     Total Earnings                                      934      1,085      939    1,326      613

Ratio of Earnings to Fixed Charges                       3.8        4.5      6.2      9.4      5.4

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income of consolidated companies from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (a) fixed charges,  (b) amortization of capitalized interest, (c) distributed income of equity investees and
(d) Union Carbide's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.  Fixed charges means the sum of (a)
interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preference security dividend requirements of consolidated subsidiaries. Union Carbide has a 45 percent equity investment in EQUATE Petrochemical Company ("EQUATE").  During 1998, 1997, and in the last quarter of 1996, Union Carbide severally guaranteed 45 percent of EQUATE's long-term debt and working capital financing needs.  During the first three quarters of 1996, Union Carbide severally guaranteed up to $225 million of EQUATE's interim debt.  Interest charges on outstanding borrowings guaranteed by Union Carbide totaled $67 million, $58 million and $13 million for the years ended December 31, 1998, 1997 and 1996, respectively, and have been included, along with
Union Carbide's equity in EQUATE's pre-tax loss for the same periods, in the calculation of the ratio of earnings to fixed charges.

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